Exhibit 99.1

FOR:	GOTTSCHALKS INC.
CONTACT:	Gregory Ambro Chief Financial Officer (559) 434-4800 Financial Dynamics: Leigh Parrish, Rachel Albert (212) 850-5651, (212) 850-5706

DISTRIBUTION: N. CALIFORNIA NEWS LINE & EMAIL/FAX LIST: ESFGOT/SFGOT

FOR RELEASE ON WEDNESDAY, APRIL 13, 2005 AT 4:15 P.M. E.D.T.

GOTTSCHALKS ANNOUNCES REVISED FISCAL 2004 FULL YEAR FINANCIAL RESULTS

Company Restates Prior Years Due to Lease Accounting

FRESNO, Calif., April 13, 2005 - Gottschalks Inc. (NYSE: GOT) today announced revised full year financial results for fiscal 2004. In addition, the Company is restating its full year 2003 and full year 2002 financial results due to changes in its accounting practices as it relates to leasing transactions.

As disclosed in its March 3, 2005 unaudited earnings release, the Company, like many other retailers, determined that it would review and correct the way it accounts for its leases. The Company made this decision to conform to views recently expressed by the Securities and Exchange Commission regarding lease accounting.

Corrections to the Company's lease accounting policies include an adjustment to depreciation expense to correct the depreciable lives being used for certain leasehold costs and improvements, and to the recording of certain tenant allowances and construction reimbursements, as reductions in rent expense that had previously been recorded as reductions in the cost of the underlying constructed assets. In addition, the restatement includes adjusting lease terms of certain leases to include bargain renewal option periods where exercise of the options would be reasonably assured, and recognizing the straight-line effect over the lease term of such changes in rents during the option periods.

The effects of these corrections were a decrease in retained earnings of $1.0 million as of February 1, 2002, and decreases in net earnings of $0.5 million, or $0.04 per share, in each of fiscal year 2004 and fiscal year 2003, and an increase in net loss of $0.4 million, or $0.03 per share, in fiscal year 2002. The Company will restate its financial statements for the fiscal year 2003, and fiscal year 2002 for the adjustments discussed above in connection with filing its Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

The new lease accounting practices will also impact fiscal 2005 results. Accordingly, Gottschalks is revising its guidance for diluted earnings per share for fiscal 2005 to $0.59 to $0.64. The correction of the Company's accounting practices will not affect historical or future net cash flows or the timing of payments under related leases.

About Gottschalks

Gottschalks is a regional department store chain, currently operating 63 department stores and 6 specialty apparel stores in six western states, including California (39), Washington (12), Alaska (6), Oregon (2), Nevada (2) and Idaho (2). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on its website located at www.gottschalks.com.

Business Risks and Forward Looking Statements

This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to meet debt obligations and adhere to the restrictions and covenants imposed under its various debt agreements; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions; changing consumer trends and preferences; competition; consumer credit; and the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission.